Two Harbors Investment Corp. Reports Third Quarter 2011 Financial Results
Strong Underlying Performance of Portfolio Resulting in
Core Earnings of $0.40 per Weighted Share, 16.2% Return on Average Equity
NEW YORK, November 2, 2011 - Two Harbors Investment Corp. (NYSE: TWO; NYSE Amex: TWO.WS), a real estate investment trust that invests in residential mortgage-backed securities (RMBS), residential mortgage loans and other financial assets, today announced its financial results for the quarter ended September 30, 2011.
Highlights

•	Increased Core Earnings 64.9% on a sequential quarter basis to $51.8 million, or $0.40 per diluted weighted average share.

•	RMBS portfolio generated an aggregate yield of 5.5%, driven by non-Agency portfolio performance of 9.8% in the third quarter of 2011 as compared to 8.8% in the previous quarter.

•	Declared a dividend of $0.40 per common share, or 18.1% annualized dividend yield, based upon September 30, 2011 closing price of $8.83.

•
Completed accretive secondary stock offering in July, which resulted in the issuance of 48.3 million shares for net proceeds of approximately $483.6 million. The deployed proceeds increased the company's investment portfolio to $6.6 billion at September 30, 2011 compared to $4.6 billion at June 30, 2011.

•	Continued development of infrastructure to support asset securitization program.

•	Announced Board of Director authorization for a share repurchase program of up to 10 million shares.

"We are pleased with our investment team's performance against a backdrop of volatile market conditions," said Thomas Siering, Two Harbors' President and Chief Executive Officer. "Our relative portfolio performance this quarter exceeded many indices for the same period and we believe our continued focus on security selection, thoughtful capital allocation and sophisticated hedging strategies distinguishes Two Harbors from its peers."

Operating Performance

The following table summarizes the company's GAAP and non-GAAP earnings measurements and key metrics for the third quarter of 2011:

Two Harbors Operating Performance
(dollars in thousands, except per share data)	Q3-2011			Q3 YTD 2011
Earnings	Earnings	Per diluted weighted share	Return (Loss) on average equity	Earnings	Per diluted weighted share	Return (Loss) on average equity
Core Earnings[1]	$51,801	$0.40	16.2%	$97,979	$1.16	15.7%
GAAP Net Income	$54,609	$0.42	17.1%	$76,002	$0.90	12.2%
Adjusted GAAP Earnings[2]	$71,259	$0.55	22.3%	$125,188	$1.48	20.0%
Comprehensive (Loss) Income	$(17,964)	$(0.14)	(5.6)%	$27,058	$0.32	4.3%

Operating Metrics	Q3-2011
Dividend per common share	$0.40
Book value per diluted share at period end	$9.30
Operating expenses as a percentage of average equity	0.9%

(1) Core Earnings is a non-GAAP measure that the company defines as GAAP net income, excluding impairment losses, gains or losses on sales of securities and termination of interest rate swaps, unrealized gains or losses on trading securities, interest rate swaps and swaptions, certain gains or losses on derivative instruments and non-recurring business combination expenses. As defined, Core Earnings includes interest income associated with the company's inverse interest-only securities ("Agency derivatives") and premium income on credit default swaps.

(2) Adjusted GAAP Earnings is a non-GAAP measure that the company defines as GAAP net income, excluding the unrealized fair value gains and losses associated with the company's interest rate swaps and swaptions utilized to economically hedge interest rate risk associated with the company's short-term LIBOR-based repurchase agreements and available-for-sale securities.

Earnings Summary
Two Harbors reported Core Earnings for the quarter ended September 30, 2011 of $51.8 million, or $0.40 per diluted weighted average common share outstanding, as compared to Core Earnings for the quarter ended June 30, 2011 of $31.4 million, or $0.41 per diluted weighted average common share outstanding.

In anticipation of the potential release of HARP 2.0 combined with the substantially lower interest rate environment, the company repositioned its Agency portfolio during the quarter. This resulted in the company selling RMBS for $681.1 million with an amortized cost of $660.4 million for a net realized gain of $20.7 million, net of tax.  The company recognized additional sales of RMBS and U.S. Treasuries for $427.4 million with an amortized cost of $420.3 million for a net realized gain of $6.7 million, net of tax. In unison with the Agency RMBS portfolio adjustment, the company lowered its cost of financing through the termination of certain interest rate swap positions and realized a loss of $19.8 million, net of tax. The company recognized other-than-temporary impairment losses on its non-Agency RMBS securities of $3.4 million, net of tax, and recognized unrealized gains on its U.S. Treasury trading securities of $2.4 million, net of tax. In addition, the company recognized in earnings an unrealized loss, net of tax, of $16.7 million associated with its interest rate swaps and swaptions economically hedging its repurchase agreements and an unrealized gain, net of tax, of $4.7 million associated with its interest rate swaps economically hedging its trading securities and TBA contracts. The third quarter 2011 results also included net gains on other derivative instruments of approximately $8.1 million, net of tax, including $14.3 million of net unrealized gains on inverse interest-only securities, TBA contracts and credit default swaps.

The company reported GAAP Net Income of $54.6 million, or $0.42 per diluted weighted average share outstanding, for the quarter ended September 30, 2011, as compared to GAAP Net Loss of approximately $1.0 million, or negative $0.01 per diluted weighted average share outstanding, for the quarter ended June 30, 2011. This increase in GAAP Net Income, from a quarter ago, is primarily due to strong underlying RMBS performance and favorable hedging gains on TBAs, credit default swaps and U.S. Treasuries combined with higher prior quarter valuation deterioration in the company's swap and swaption hedges, which are recognized in the GAAP income statement. On a GAAP basis, the company earned an annualized return on average equity of 17.1% for the quarter ended September 30, 2011 and negative 0.5% for the quarter ended June 30, 2011.

Two Harbors reported Adjusted GAAP Earnings for the quarter ended September 30, 2011 of $71.3 million, or $0.55 per diluted weighted average common share outstanding, as compared to Adjusted GAAP Earnings for the quarter ended June 30, 2011 of $36.1 million, or $0.47 per diluted weighted average common share outstanding. Included in Adjusted GAAP are unrealized gains on other derivative hedging activity associated with inverse interest-only securities, TBA contracts and credit default swaps. On an Adjusted GAAP Earnings basis, the company recognized an annualized return on average equity of 22.3% and 18.7% for the comparative periods.

The company reported a Comprehensive Loss of $18.0 million, or negative $0.14 per diluted weighted average share outstanding, for the quarter ended September 30, 2011, as compared to Comprehensive Income of $13.5 million, or $0.18 per diluted weighted average share outstanding, for the quarter ended June 30, 2011. The third quarter 2011 was negatively impacted by a net unrealized fair value loss of $89.1 million on the company's non-Agency portfolio. The company records unrealized fair value gains and losses for RMBS, classified as available-for-sale, as Other Comprehensive Income in the Statement of Stockholders' Equity. On a Comprehensive Income basis, the company recognized an annualized loss on average equity of 5.6% and a return of 7.0% for the quarters ended September 30, 2011 and June 30, 2011, respectively.

Other Key Metrics
Two Harbors declared a quarterly dividend of $0.40 per common share for the quarter ended September 30, 2011. The annualized dividend yield on the company's common stock for the quarter ended September 30, 2011, based on the September 30, 2011 closing price of $8.83, was 18.1%.

The company's book value per diluted share, after giving effect to the third quarter 2011 dividend of $0.40, was $9.30 as of September 30, 2011, compared to $9.73 as of June 30, 2011. The company's book value for the third quarter 2011 was significantly impacted by valuation losses as described above on its non-Agency portfolio.

Other operating expenses for the third quarter of 2011 were approximately $2.9 million, or 0.9% of average equity, compared to approximately $2.2 million, or 1.1%, for the second quarter of 2011.

Portfolio Summary
"Our portfolio increased nearly sevenfold from a year ago due to the secondary offerings we completed over the last year,” said Bill Roth, Two Harbors' Co-Chief Investment Officer. "We continued our opportunistic approach in deploying capital, and are pleased with the expansion of our net interest margin as a result of strong performance on both Agency and non-Agency strategies."

For the quarter ended September 30, 2011, the annualized yield on average RMBS and Agency derivatives was 5.5% and the annualized cost of funds on the average borrowings, which includes net interest rate spread expense on interest rate swaps, was 1.3%. This resulted in a net interest rate spread of 4.2%, up from 4.1% in the prior quarter. The company reported debt-to-equity, defined as total borrowings to fund RMBS and Agency derivatives divided by total equity, of 4.4:1.0 and 4.2:1.0 at September 30, 2011 and June 30, 2011, respectively.

The company's portfolio is principally composed of RMBS available-for-sale securities and Agency derivatives. As of September 30, 2011, the total value of the portfolio was $6.6 billion, of which approximately $5.3 billion was Agency RMBS and derivatives and $1.3 billion was non-Agency RMBS. As of September 30, 2011, fixed-rate securities composed 78.0% of the company's portfolio and adjustable-rate securities composed 22.0% of the company's portfolio. In addition, the company held $1.5 billion of U.S. Treasuries classified on its balance sheet as trading securities.

Two Harbors was a party to interest rate swaps and swaptions as of September 30, 2011 with an aggregate notional amount of $8.2 billion, of which $6.1 billion was utilized to economically hedge interest rate risk associated with the company's short-term LIBOR-based repurchase agreements.

The following table summarizes the company's portfolio:

Two Harbors Portfolio
(dollars in thousands, except per share data)

RMBS and Agency Derivatives Portfolio Composition	As of September 30, 2011
Agency Bonds
Fixed Rate Bonds	$4,917,465	74.8%
Hybrid ARMs	239,229	3.6%
Total Agency	5,156,694	78.4%
Agency Derivatives	160,473	2.5%
Non-Agency Bonds
Senior Bonds	994,883	15.1%
Mezzanine Bonds	261,318	4.0%
Total Non-Agency	1,256,201	19.1%

Aggregate Portfolio	$6,573,368

Fixed-rate investment securities as a percentage of aggregate portfolio	78.0%
Adjustable-rate investment securities as a percentage of aggregate portfolio	22.0%

Portfolio Metrics	For the Quarter Ended September 30, 2011
Annualized yield on average RMBS and Agency derivatives during the quarter
Agency	4.3%
Non-Agency	9.8%
Aggregate Portfolio	5.5%
Annualized cost of funds on average repurchase balance during the quarter[1]	1.3%
Annualized interest rate spread for aggregate portfolio during the quarter	4.2%
Weighted average cost basis of principal and interest securities
Agency	$106.28
Non-Agency	$55.79
Weighted average three month CPR for its RMBS portfolio
Agency	5.0%
Non-Agency	2.4%
Debt-to-equity ratio at period-end[2]	4.4

(1) Cost of funds includes interest spread expense associated with the portfolio's interest rate swaps.
(2) Defined as total borrowings to fund RMBS and Agency derivatives divided by total equity.

RMBS Agency securities owned by the company at period end experienced a three-month average Constant Prepayment Rate (CPR) of 5.0% during the second and third quarters of 2011. Including Agency inverse interest-only derivatives, the company experienced a three-month average CPR of 5.5% during the third quarter of 2011, as compared to 5.3% during the second quarter of 2011. The weighted average cost basis of the Agency portfolio was 106.3% of par as of September 30, 2011 and 105.1% of par as of June 30, 2011. The net premium amortization was $15.1 million and $9.3 million for the quarters ended September 30, 2011 and June 30, 2011, respectively.

Non-Agency securities owned by the company at September 30, 2011 experienced a three-month average CPR of 2.4% during the third quarter of 2011 as compared to 3.0% during the second quarter of 2011. The weighted average cost basis of the non-Agency portfolio was 55.8% of par as of September 30, 2011 and 59.3% of par as of June 30, 2011. The discount accretion was $19.9 million and $7.0 million for the quarters ended September 30, 2011 and June 30, 2011, respectively. The total net discount remaining was $1.3 billion and $0.7 billion as of September 30, 2011 and June 30, 2011, respectively.

Share Repurchase Plan Announced
On October 5, 2011, the company announced that its Board of Directors authorized the company to repurchase up to 10 million shares of its common stock. The shares may be repurchased from time to time through privately negotiated transactions or open market transactions, or by any combination of such methods.

Conference Call
Two Harbors Investment Corp. will host a conference call on November 3, 2011 at 9:00 a.m. EDT to discuss third quarter 2011 financial results and related information. To participate in the teleconference, please call toll-free 877-868-1835 (or 914-495-8581 for international callers) approximately 10 minutes prior to the above start time. You may also listen to the teleconference live via the Internet on the company's website at www.twoharborsinvestment.com in the Investor Relations section under the Events and Presentations link. For those unable to attend, a telephone playback will be available beginning at 12 p.m. EDT on November 3, 2011 through 9 p.m. EDT on November 10, 2011. The playback can be accessed by calling 855-859-2056 (or 404-537-3406 for international callers) and providing Confirmation Code 19735201. The call will also be archived on the company's website in the Investor Relations section under the Events and Presentations link.

About Two Harbors Investment Corp.
Two Harbors Investment Corp., a Maryland corporation, is a real estate investment trust that invests in residential mortgage-backed securities, residential mortgage loans and other financial assets. Two Harbors is headquartered in Minnetonka, Minnesota, and is externally managed and advised by PRCM Advisers, LLC, a wholly-owned subsidiary of Pine River Capital Management L.P. Additional information is available at www.twoharborsinvestment.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, readers should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “target,” “assume,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believe,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Factors that could cause actual results to differ include, but are not limited to, higher than expected operating costs, changes in prepayment speeds of mortgages underlying the company's RMBS, the rates of default or decreased recovery on the mortgages underlying its non-Agency securities, failure to recover certain losses that are expected to be temporary, changes in interest rates or the availability of financing, the impact of new legislation or regulatory changes on its operations, the impact of any deficiencies in the servicing or foreclosure practices of third parties and related delays in the foreclosure process, the impact of new or modified government mortgage refinance or principal reduction programs, and unanticipated changes in overall market and economic conditions.

Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Two Harbors does not undertake or accept any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based. Additional information concerning these and other risk factors is contained in Two Harbors' most recent filings with the Securities and Exchange Commission (“SEC”). All subsequent written and oral forward looking statements concerning Two Harbors or matters attributable to Two Harbors or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements above.

Non-GAAP Financial Measures
In addition to disclosing financial results calculated in accordance with United States generally accepted accounting principles (GAAP), this press release and the accompanying investor presentation present non-GAAP financial measures that exclude certain items. Two Harbors' management believes that these non-GAAP measures enable it to perform meaningful comparisons of past, present and future results of the company's core business operations, and uses these measures to gain a comparative understanding of the company's operating performance and business trends. The non-GAAP financial measures presented by the company represent supplemental information to assist investors in analyzing the results of Two Harbors' operations; however, as these measures are not in accordance with GAAP, they should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated. See the GAAP to Non-GAAP reconciliation table on page 9 of this release.

Additional Information
Stockholders and warrant holders of Two Harbors, and other interested persons, may find additional information regarding the company at the SEC's Internet site at www.sec.gov or by directing requests to: Two Harbors Investment Corp., Attn: Investor Relations, 601 Carlson Parkway, Suite 150, Minnetonka, MN 55305, telephone 612-629-2500.

Contact
Christine Battist, Investor Relations, Two Harbors Investment Corp., 612-629-2507.

# # #

TWO HARBORS INVESTMENT CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)

	September 30, 2011	December 31, 2010
	(unaudited)
ASSETS
Available-for-sale securities, at fair value	$6,412,895	$1,354,405
Trading securities, at fair value	1,526,330	199,523
Cash and cash equivalents	409,947	163,900
Total earning assets	8,349,172	1,717,828
Restricted cash	164,276	22,548
Accrued interest receivable	25,510	5,383
Due from counterparties	33,918	12,304
Derivative assets, at fair value	245,314	38,109
Other assets	619	1,260
Total Assets	$8,818,809	$1,797,432

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
Repurchase agreements	$7,300,613	$1,169,803
Derivative liabilities, at fair value	46,182	158
Accrued interest payable	5,442	785
Due to counterparties	90,880	231,724
Accrued expenses and other liabilities	7,747	2,063
Dividends payable	56,235	10,450
Other liabilities	4,579	1
Total Liabilities	7,511,678	1,414,984

Stockholders' Equity
Preferred stock, par value $0.01 per share; 50,000,000 shares authorized; no shares issued
and outstanding	—	—
Common stock, par value $0.01 per share; 450,000,000 shares authorized and 140,586,736
and 40,501,212 shares issued and outstanding, respectively	1,406	405
Additional paid-in capital	1,372,944	366,974
Accumulated other comprehensive income	(26,325)	22,619
Cumulative earnings	106,022	30,020
Cumulative distributions to stockholders	(146,916)	(37,570)
Total stockholders' equity	1,307,131	382,448
Total Liabilities and Stockholders' Equity	$8,818,809	$1,797,432

TWO HARBORS INVESTMENT CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Interest income:
Available-for-sale securities	$65,919	$11,823	$125,413	$27,064
Trading securities	1,706	15	2,783	15
Cash and cash equivalents	114	27	241	70
Total interest income	67,739	11,865	128,437	27,149
Interest expense	7,218	1,395	13,580	2,777
Net interest income	60,521	10,470	114,857	24,372
Other-than-temporary impairments:
Total other-than-temporary impairments losses	(3,371)	—	(3,665)	—
Non-credit portion of loss recognized in other comprehensive income (loss)	—	—	—	—
Net other-than-temporary credit impairment losses	(3,371)	—	(3,665)	—
Other income:
Gain on investment securities, net	31,432	2,577	36,159	4,608
Loss on interest rate swap and swaption agreements	(39,311)	(4,436)	(88,180)	(10,037)
Gain on other derivative instruments	22,361	3,098	37,474	4,197
Total other income (loss)	14,482	1,239	(14,547)	(1,232)
Expenses:
Management fees	4,785	862	9,063	2,068
Other operating expenses	2,850	1,213	6,516	3,332
Total expenses	7,635	2,075	15,579	5,400
Net income before income taxes	63,997	9,634	81,066	17,740
Income tax (expense) benefit	(9,388)	246	(5,064)	1,555
Net income attributable to common stockholders	$54,609	$9,880	$76,002	$19,295

Net income available per share to common stockholders:
Basic and Diluted	$0.42	$0.38	$0.90	$0.93

Weighted average shares outstanding:
Basic and Diluted	130,607,566	26,126,212	84,751,854	20,691,461

Comprehensive (loss) income:

Net income	$54,609	$9,880	$76,002	$19,295
Other comprehensive (loss) income
Net unrealized (loss) gain on available-for-sale securities	(72,573)	14,229	(48,944)	17,001
Other comprehensive (loss) income	(72,573)	14,229	(48,944)	17,001
Comprehensive (loss) income	$(17,964)	$24,109	$27,058	$36,296

TWO HARBORS INVESTMENT CORP.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL INFORMATION
(UNAUDITED)
(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Reconciliation of net income attributable to common stockholders to Core Earnings:

Net income attributable to common stockholders	54,609	9,880	76,002	19,295

Adjustments for non-core earnings:
Gain on sale of securities, net of tax	(27,422)	(2,494)	(29,584)	(4,525)
Other-than-temporary impairment loss	3,371	—	3,665	—
Unrealized gain on trading securities, net of tax	(2,422)	—	(3,953)	—
Unrealized loss, net of tax, on interest rate swap and swaptions economically hedging repurchase agreements and available-for-sale securities	16,650	361	49,186	3,795
Unrealized gain, net of tax, on interest rate swaps economically hedging trading securities and TBA contracts	(4,686)	—	(3,429)	—
Realized loss on termination of swaps, net of tax	19,834	2,486	19,983	2,486
Gain on other derivative instruments, net of tax	(8,133)	(1,213)	(13,891)	(1,765)

Core Earnings	51,801	9,020	97,979	19,286

Weighted average shares outstanding - basic and diluted	130,607,566	26,126,212	84,751,854	20,691,461

Core Earnings per weighted average share outstanding - basic and diluted	$0.40	$0.35	$1.16	$0.93

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Reconciliation of net income attributable to common stockholders to Adjusted GAAP Earnings:

Net gain income attributable to common stockholders	$54,609	$9,880	$76,002	$19,295

Adjustments to GAAP Net Income:
Unrealized loss, net of tax, on interest rate swap and swaptions economically hedging repurchase agreements and available-for-sale securities	16,650	361	49,186	3,795

Adjusted GAAP Earnings	$71,259	$10,241	$125,188	$23,090

Weighted average shares outstanding - basic and diluted	130,607,566	26,126,212	84,751,854	20,691,461

Adjusted GAAP Earnings per weighted avg. share outstanding - basic and diluted	$0.55	$0.39	$1.48	$1.12